Exhibit 10.36

CONSULTING AGREEMENT

This Consulting Agreement (together with all Exhibits and attachments, this “Agreement”) is effective as of January 1, 2021 (the “Effective Date”), and is made by and between NeuroRx, Inc., a Delaware corporation having a mailing address of 1201 North Market Street, Suite 111, Wilmington, DE 19801 USA (“NeuroRx” or the “Company”), and Del Buono Legal, PLLC, Virginia limited liability corporation whose address is 7610 Maple Branch Road, Clifton, VA 20124 USA (“Consultant”). NeuroRx and Consultant are each hereinafter referred to individually as a “Party” or collectively as the “Parties”.

RECITALS:

WHEREAS, Consultant has demonstrated expertise in management of certain legal matters for pharmaceutical companies;

WHEREAS, NeuroRx is in the business of developing pharmaceutical products and related medical devices; and

WHEREAS, Consultant has agreed to assist NeuroRx in accordance with the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises set forth herein, together with such other and further consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT:

1.    Description of Services. The work or services of Consultant described below shall collectively define the services (“Services”) to be rendered under the Agreement as follows:

(a)	The Consultant who will perform the Services shall exclusively be Del Buono Legal, PLLC.

(b)

The principal of Consultant, Brian J. Del Buono, Ph.D., Esq. (“Consultant’s Principal”), will hold the title of Corporate Counsel and will report to Jonathan Javitt, MD, MPH (Chief Executive Officer) or his successor, and such other individuals as maybe designated by him or the management or Board of Directors of NeuroRx.

(c)

Consultant shall perform the Services as more fully described in Appendix A of this Agreement in a workmanlike and commercially competent manner. Other tasks or scopes of work may be added to the list in Appendix A by mutual consent of the Parties.

2.    Pricing and Payment.

(a)

In consideration of delivery of the Services, NeuroRx shall pay Consultant Compensation in the amount of fifteen thousand dollars ($15,000.00) in cash per month for service of 20 hours per week averaged per month.

(b)

NeuroRx has agreed to maintain, during the Term of this Agreement, the fully vested status of the prior award to Consultant’s Principal of twenty thousand (20,000) options to purchase shares of common stock in NeuroRx under the terms of the NeuroRx 2016 Omnibus Incentive Plan. The grant of these options shall continue to be subject to the terms and conditions of subsection 4(c) of Consultant’s Principal’s Executive Employment Agreement dated January 1, 2018 (the “Prior Employment Agreement”, which Prior Employment Agreement shall otherwise be deemed to be superseded by and replace in its entirety by this Agreement), including the vesting schedule set forth therein.

(c)

Consultant shall keep records and books of account, showing actual days worked and costs related to all items of labor, material, equipment, supplies, services, and other expenditures of whatever nature for which Compensation is payable to Consultant by NeuroRx under the terms of this Agreement. NeuroRx and its representatives shall be entitled, upon prior notice to Consultant and at all reasonable times, to review such records and books of account.

(d)

It is agreed that any travel by Consultant in the course of delivering the Services to the Company shall be conducted at lowest coach (domestic) or premium economy (international) airfare and standard business class hotel. Train travel may be billed at Amtrak business class fares. See also travel policy in Appendix B

3.    Independent Contractor Status.

(a)    Under this Agreement, and except as otherwise provided herein, Consultant shall be an independent contractor, and not an employee or agent of the Company for any purpose, including but not limited to FICA, FUTA, income tax withholding, any pension plan or health benefit plan maintained by NeuroRx for its own employees, unemployment insurance benefits, or worker’s compensation benefits, and NeuroRx shall not be responsible to Consultant or Consultant’s employees for or with respect to any such benefits. Consultant shall execute and deliver any and all related tax documentation as reasonably requested by NeuroRx.

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(b)    Consultant will determine the method, means and location by which the Services will be provided to NeuroRx under this Agreement.

(c)    During the Term of this Agreement, Consultant’s Principal is expected to maintain his legal qualifications, including active membership in one or more state bars of the United States and registration as a Patent Attorney with the U.S. Patent & Trademark Office. To the extent that Consultant or Consultant’s Principal becomes aware of situations that may expose or potentially expose patients to harm of any sort, he is expected to immediately notify Jonathan Javitt, MD, MPH, or other Company management and to collaborate to mitigate such harm or potential harm.

4.    Work for Hire; Confidentiality.

(a)    All discoveries, improvements, inventions, copyrights, and trade secrets, and any and all tangible or intangible technology or intellectual property arising out of or related to the Services or otherwise arising out of or related to the activities or other work contemplated by this Agreement, and all intellectual property rights therein (collectively the “Intellectual Property”) are “works for hire” and shall be the sole and exclusive property of the Company. Neither Consultant nor any of his employees, agents, representatives or subcontractors including, without limitation, Consultant’s Principal, shall obtain any rights therein. Consultant agrees, on his own behalf and on behalf of such employees, agents, representatives, subcontractors, and Consultant’s Principal, to assign and does hereby grant, assign, convey and transfer to the NeuroRx, Inc. or its designee all rights, title, and interests in the Intellectual Property without additional compensation. Consultant, on its own behalf and on behalf of Consultant’s Principal, agrees to cooperate fully during and after Consultant’s engagement with the Company in perfecting in NeuroRx the ownership of such Intellectual Property. For purposes of signing documents (such as assignments and applications) to achieve that end, Consultant, on its own behalf and on behalf of Consultant’s Principal, appoints and constitutes NeuroRx as Consultant’s attorney-in-fact, with power of substitution. Consultant shall provide, and shall cause his employees, agents, representatives, subcontractors and Consultant’s Principal to provide and sign, any and all additional documentation, technical data, drawings, designs, technologies, testimonies, affidavits, support and other assistance requested by NeuroRx in the furtherance of NeuroRx’s efforts to file patent applications or obtain exclusive rights to patents arising out of or related to any prototypes, the Services, or the activities or other work contemplated by this Agreement. Consultant agrees to obtain from any subcontractor’s employees who have been or will be involved in performing the Services, the development activities or other work contemplated by this Agreement an executed Proprietary Information and Inventions Agreement consistent with restrictions set forth in this Section 4. Consultant agrees to assume any and all liability for the breach of any provision of this Section 4 by any of Consultant’s employees, agents, representatives or subcontractors including, without limitation, Consultant’s Principal.

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(b)    Consultant agrees to use NeuroRx’s Confidential Information only with respect to the performance of its obligations under this Agreement, and only by Consultant and its employees, agents, representatives or subcontractors including, without limitation, Consultant’s Principal, who have a need to know such information in order to perform the Services hereunder, provided that such employees, agents, representatives, subcontractors and Consultant’s Principal have signed separate agreements containing substantially similar confidentiality provisions. Consultant shall protect the Confidential Information of NeuroRx by using the same degree of care (but not less than a reasonable degree of care) to prevent the unauthorized use, dissemination or publication of such Confidential Information as Consultant uses to protect its own Confidential Information of a like nature. Consultant’s obligations under this Section 4 shall be for a period of two (2) years after the date of disclosure or two (2) years from the end of the term of this Agreement, whichever is greater. The term “Confidential Information” as used herein means any and all information, whether obtained or given orally, in writing or any other medium, concerning NeuroRx, including, without limitation, information about product discovery and development, manufacturing processes, quality systems and techniques, samples, drawings, marketing and new product data, trade secrets, computer programming techniques and business strategy, business affairs, financial data, customer information, and all other proprietary or trade secret information of whatever description. Confidential Information shall not include information that is: (i) publicly known prior to or after disclosure under this Agreement other than through acts or omissions attributable to Consultant, its officers, employees, agents, representatives, subcontractors or Consultant’s Principal; (ii) as demonstrated by prior written records, already known to Consultant at the time of disclosure under this Agreement; (iii) disclosed in good faith to Consultant by a third party having a lawful right to do so; (iv) required to be disclosed pursuant to a subpoena or order of a court or administrative agency, provided that Consultant gives prompt notice to NeuroRx of any such requirement and reasonably cooperates with NeuroRx’s efforts to obtain a protective order or other adequate protection for the confidentiality of the information required to be so disclosed, or (v) disclosed pursuant to the prior written consent of NeuroRx.

(c)    Consultant, on its behalf and on behalf of Consultant’s Principal, acknowledges and agrees that the restrictions contained in this Section 4 are, in view of the nature of NeuroRx’s business, reasonable and necessary to protect NeuroRx’s interests, that the rights being protected by those sections are of a unique and extraordinary character giving them a particular value, and that any violation of this Agreement would result in irreparable injury to NeuroRx. Consultant, on its behalf and on behalf of Consultant’s Principal, further acknowledges and agrees that NeuroRx may not have an adequate remedy at law if Consultant or any of its employees, agents, representatives or subcontractors violate the terms of this Section 4 and that NeuroRx shall have the right, in addition to any other rights it may have under applicable law, to seek from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of or otherwise to specifically enforce any covenant or obligation of Consultant under this Section 4, as well as to obtain damages and equitable accounting of all earnings, profits, and other benefits arising from such violation, which rights shall be cumulative.

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5.    Warranties and Indemnities.

(a)    Consultant on its behalf and on behalf of Consultant’s Principal represents and warrants to NeuroRx that: (i) any specification, lexicon, design or software delivered to NeuroRx will either be public domain or will be original and will not infringe upon or misappropriate any patent, copyright, trade secret or other proprietary rights of others; (ii) neither Consultant nor Consultant’s Principal will breach any nondisclosure or restricted use obligations to any third party in the development of the Services contemplated by this Agreement; (iii) neither Consultant nor Consultant’s Principal has previously granted nor will grant any rights in the deliverables or work product as part of the Services contemplated by this Agreement to any third party which are inconsistent with the sole and exclusive ownership rights of NeuroRx described in this Agreement; (iv) prior to having access to any Confidential Information hereunder, and prior to performing any activities of any nature whatsoever hereunder, each of Consultant’s employees (if any), and each of any subcontractor’s employees (if any) and Consultant’s Principal, who has been or will be involved in the performance of the Services or the development activities or other work contemplated by this Agreement will have signed and delivered to NeuroRx a Proprietary Information and Inventions Agreement consistent with restrictions set forth in Section 4 above; and (v) Consultant and Consultant’s Principal have full power to enter into this Agreement, to carry out is obligations under this Agreement and to grant the rights granted to NeuroRx.

(b)    Consultant hereby indemnifies NeuroRx and each of its officers, directors, employees, agents, customers, subcontractors and representatives (each, a “NeuroRx Indemnified Party”) and holds harmless each NeuroRx Indemnified Party from and against any and all loss, costs, claims, fees, expenses (including reasonable attorneys’ fees), damages or liabilities arising out of or related to (i) any breach of this Agreement by Consultant or Consultant’s Principal, (ii) any breach of applicable confidentiality obligations by Consultant’s officers, employees, agents, representatives, subcontractors, or Consultant’s Principal, (iii) any challenge by any employee of either Consultant or any of its subcontractors or of Consultant’s Principal to NeuroRx’s sole and exclusive (A) ownership of all tangible and intangible technology or intellectual property arising out of or related to this Agreement, or the development activities or other work contemplated by this Agreement or (B) rights to patents awarded on inventions arising out of this Agreement, and (iv) any threat, claim, demand, suit or action alleging facts that would constitute a breach of any of representation or warranty made by Consultant on its own behalf or on behalf of Consultant’s Principal in this Agreement.

(c)    NeuroRx hereby indemnifies Consultant and each of his employees, agents, customers, subcontractors and representatives, including without limitation Consultant’s Principal (each, a “Consultant Indemnified Party”), and holds harmless each Consultant Indemnified Party from and against any and all loss, costs, claims, fees, expenses (including reasonable attorneys’ fees), damages or liabilities arising out of or related to (i) any breach of this Agreement by NeuroRx, (ii) any breach of applicable confidentiality obligations by NeuroRx’s officers, employees, agents, representatives, or subcontractors,

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and (iii) any activities carried out by a Consultant Indemnified Party during the Term of this Agreement on behalf of NeuroRx with respect to any clinical trial conducted by or for NeuroRx, except for any such loss, costs, claims, fees, expenses, damages or liabilities that arise directly from intentional misconduct or gross negligence committed by any Consultant Indemnified Party.

6.    Term. This Agreement shall commence as of the Effective Date and shall continue in effect for twelve (12) months (the “Initial Term”), but either Party may terminate the Agreement after thirty (30) days from the Effective Date with thirty (30) business days prior written notice. Upon mutual written agreement between the Parties, the Term of this Agreement may be extended beyond the Initial Term for an amount of time that is specified in writing in an amendment to this Agreement in accordance with Section 9 hereof.

7.    Termination of Services. Notwithstanding the provisions of Section 6 hereof, in the event Consultant’s services hereunder are terminated prior to the expiration of the term hereof, Company shall pay to Consultant (i) the Compensation earned but not paid through the date of termination, and (ii) any business expenses incurred by Consultant but not reimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within thirty (30) days of termination and that such expenses are reimbursable under Company policy (all of the foregoing, “Final Compensation”). The Company shall have no further obligation to Consultant or Consultant’s Principal.

8.    Effect of Termination. The provisions of this Section 8 shall apply to any termination, whether due to the expiration of the term hereof, or otherwise.

(a)    Payment by the Company of any amounts that may be due Consultant under Section 7 shall constitute the entire obligation of the Company to Consultant or Consultant’s Principal.

(b)    Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the obligations of Consultant and NeuroRx under Sections 4 and 5 above. Consultant recognizes that, except as expressly provided in this Agreement, no compensation is earned after termination of this Agreement.

9.    Amendment. This Agreement shall not be amended except by a writing duly executed by both Parties.

10.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, USA without giving effect to that jurisdiction’s choice of law rules. Consultant on its behalf and on behalf of Consultant’s Principal recognizes that they each have right to counsel and represents that they have availed themselves of competent counsel in order to understand all legal rights and options.

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11.    Headings. The headings contained in this Agreement are intended for convenience and shall not be used to interpret the meaning of this Agreement or to determine the rights of the Parties.

12.    Notices. All notices, requests, demands, and other communications made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered by hand delivery or five (5) days after mailing if mailed by certified or registered mail postage prepaid return receipt requested addressed as follows:

If to NeuroRx:	If to Consultant:

c/o Jonathan Javitt, MD, MPH	Del Buono Legal, PLLC
NeuroRx, Inc.	Attn.: Brian J. Del Buono, PhD, Esq.
913 North Market St.	7610 Maple Branch Rd.
Wilmington, DE 19801	Clifton, VA 20124
jjavitt@neurorxpharma.com	delbuono_legal@cox.net

Such addresses may be changed, from time to time by means of notice given in the manner provided in this Section.

13.    Severability. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent.

14.    Waiver. The waiver of any term or condition of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of failure of the same term or condition, or a waiver of any other term or condition in this Agreement.

15.    Assignment. Neither Party may assign, by operation of law or otherwise, all or any portion of its rights or duties under this Agreement without the prior written consent of the other Party.

16.    Counterparts. This Agreement may be signed in counterparts with the effect as if the signatures to each Party were upon a single instrument. All counterparts shall be deemed an original of this Agreement.

17.    No Additional Relationship or Obligation. Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the Parties, any commitment for equity ownership, any commitment to consolidate, merge, or otherwise enter into any additional transaction except for

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provision of the Services provided for herein, nor shall either Party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other with respect to any of the foregoing.

18.    Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the Parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter.

[Remainder of this page intentionally blank; signature page follows]

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IN WITNESS WHEREOF, NeuroRx and Consultant have executed this Agreement as of the Effective Date.

For: NeuroRx, Inc.	For: Del Buono Legal, PLLC (“Consultant”)

By: /s/ Jonathan Javitt	By: /s/ Brian J. Del Buono
Name: Jonathan Javitt, MD, MPH	Name: Brian J. Del Buono, PhD, Esq.

Title: Chief Executive Officer	Title: Principal

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APPENDIX A:

DESCRIPTION OF KEY SERVICES

TO BE RENDERED UNDER THE AGREEMENT

•	Consultant and Consultant’s Principal shall perform all duties as assigned by Jonathan Javitt. Specifically, those duties shall include:

•	Lead contract negotiation, execution and management for all contracting relationships, external and internal, for the Company

•	Support clinical operations of the Company, including but not limited to:

•	Contract creation, amendments and finalization

•	Support management and coordination of key vendor work streams as requested by Clinical Operations team

•	Track Company compliance with contractual obligations and provide reports thereon to Executive Management

•	Primary internal responsibility for oversight and management of the Company’s Quality Assurance (QA) system/department and personnel

•	Primary internal responsibility for all intellectual property (“IP”) matters, including:

•	preparation, prosecution and maintenance of patent and trademark applications

•	conducting and/or managing freedom-to-operate searches and opinions

•	negotiating and finalizing license agreements

•	ensuring employee/consultant compliance with IP obligations under the Company’s Employee Handbook

•	managing outside IP counsel activities in developing, maintaining and leveraging the Company’s IP portfolio

•	provide support to Corporate Secretary, Board of Directors and Executive Management on IP-related matters impacting Company operations, securities filings, annual reporting, financial reporting, etc.

•	Participate and provide input into clinical study discussions as requested by Robert Besthof or other corporate managers and medical leaders

•	Participate in any other Company meetings & operational matters

•	Other duties assigned by Company management

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APPENDIX B:

Company Travel Policy

Any overnight corporate Travel requires prior approval by supervisor

Item	Details	Documentation	Comment
Air Travel	5 hours or below standard coach or economy plus Above five hours business travel (lowest available fare)	For all travel and any amount

Hotels	In company designated hotels. If not designated by company, business class hotels, three or four stars with a maximum of $450.00	Receipt required for any overnight stay.	Rates based on major metropolitan areas in the USA, e.g. NYC, Washington D.C. Rates in other areas may be lower.

Train	Amtrak - Business Class	Receipt required if over $25.00

Other Public Transportation (e.g. bus, ferry, etc.)	Any travel related to and from the meeting.	Receipt required if over $25.00

Mileage & Tolls	Reimbursement at IRS prevailing rates, including tolls.	Description of mileage with starting zip and ending zip code. Toll estimates as long as less than $25.00

Car Service	Standard Taxi / Uber X, or reasonable standard sedan service.	Receipt required for $25.00 and above.

Meals when not provided by company	Maximum of $100 per day Breakfast $25.00 Lunch $30.00 Dinner $45.00	Receipt required for $25.00 or above.	Rates based on major metropolitan areas in the USA, e.g. NYC, Washington DC.

Note: Travel expenses are only reimbursable for travel and expenses incurred by Professional. Professional is encouraged to submit as many receipts as possible, even when these are below $25.00. It is recommended that Professional take a photograph of each expense receipt with a smartphone and submit the images to Company with a detailed expense report. Company will provide Professional with an expense report template; once completed, the expense report should be submitted in electronic form, and images of the receipts added in the receipts section.

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